Exhibit 11.1

Statement of Computation of Per Share Earnings


                                             For three months ended December 31,

                                                      2004            2003
BASIC:

Average shares outstanding                       108,978,793        73,769,282

Net income(loss) applicable
 to Common Shares                                 (1,221,908)         (424,815)
                                              --------------    --------------
Per share amount                                       (0.01)             (.01)
                                              ==============    ==============

FULLY DILUTED:
Average shares outstanding
  disregarding dilutive outstanding
  stock options and warrants
  and conversion of debentures
  for each year                                  108,978,793        73,769,282

Dilutive stock options and
  warrants, based on the treasury
  stock method using the average
  market price                                       419,105         1,383,724

Floating convertible debenture                            --           371,458
                                              --------------    --------------
Shares outstanding                               109,397,898        75,524,464
                                              ==============    ==============

Net income(loss)                                  (1,221,908)         (424,815)

Interest on Floating Convertible Debenture,
   net of taxes                                           --           106,417

Net income (loss) for fully diluted                       --                --
   calculation                                    (1,221,908)         (318,398)
                                              ==============    ==============

Per share amount                                       (0.01)            (0.00)
                                              ==============    ==============

                                              For six months ended December 31,

                                                    2004             2003
BASIC:
Average shares outstanding                       109,346,028        72,218,330

Net income(loss) applicable
  to Common Shares                                (2,234,932)       (1,091,165)
                                              --------------    --------------
Per share amount                                       (0.02)            (0.02)
                                              ==============    ==============

FULLY DILUTED:
Average shares outstanding
  disregarding dilutive outstanding
  stock options and warrants
  and conversion of debentures
  for each year                                  109,346,028        72,218,330

Dilutive stock options and
  warrants, based on the treasury
  stock method using the average
  market price                                       706,881         1,282,545

Floating convertible debenture                                         185,729
                                              --------------    --------------
Shares outstanding                               110,052,909        73,686,604
                                              ==============    ==============

Net income(loss)                                  (2,234,932)       (1,091,165)

Interest on Floating Convertible Debenture,
  net of taxes                                            --           106,417

Net income (loss) for fully diluted                       --                --
   calculation                                    (2,234,932)         (984,748)
                                              ==============    ==============

Per share amount                                       (0.02)            (0.01)
                                              ==============    ==============